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                                                                EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 16, 2005


[SPARTECH logo]


COMPANY CONTACTS:
George A. Abd                               Randy C. Martin
President and                               Executive Vice President and
Chief Executive Officer                     Chief Financial Officer
(314) 721-4242                              (314) 721-4242

FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 16, 2005

         SPARTECH PREVIEWS OPERATING RESULTS FOR FOURTH QUARTER 2005

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ST. LOUIS, NOVEMBER 16, 2005 - Spartech Corporation (NYSE: SEH) announced today that sales for its recently completed fourth quarter were $367 million, up 20% from last year's fourth quarter including approximately 7% related to two additional months of sales from the 2004 VPI acquisition and a strong impact of price and mix affects. Sales for the full year were $1,398 million, an increase of 25% from 2004. In addition, the company generated strong cash flows from operations for the second consecutive quarter enabling debt pay-down of $46 million in the quarter and $84 million for the second half.

"Sales were in line with our expectations for the quarter and we continue to make progress on our restructuring activities," commented President and CEO George A. Abd. "Our debt pay-down of $84 million in the past six months is not only the best half year performance but also far exceeds our best previous performance in any full year of $55 million, demonstrating the strong cash generation capability of our business as well as our focused commitment to working capital management."

"While our year end close and audit process are not complete, we are revising our earnings guidance for the fourth quarter to $0.31-$0.36 per share before special items, compared to our previous guidance of $0.26-$0.31 before special items. This performance was achieved despite the negative impact of Hurricane Rita which forced a three week shutdown of our plant in Lake Charles, Louisiana and the severe price increases and raw material supply problems initiated by Hurricane Katrina. Contributing to offset those negatives were unanticipated short term increases in sales to some markets, specifically manufactured housing and recreational vehicles which were spurred by the same disasters."

The company substantially completed the consolidation, shutdown, or sale of the operations it announced in February of 2005. These activities included the sale of its Corrugated Sheet business in Cornwall, Ontario as well as the sale of properties in Redlands, CA, Goddard, KS, Conshohoken, PA, and Taylorville, IL during the quarter as part of its restructuring efforts. The company announced a further plant shutdown in its September 6 earnings release which will occur in early 2006.

Mr. Abd further stated, "While we are pleased with our progress in our restructuring and profit improvement efforts to date, we have significant concerns related to energy and freight costs, and increasing interest rates and the affect that those will have on underlying demand in 2006. As a result we are maintaining our guidance for 2006 of $1.23 to $1.33 diluted earnings per share before the effect of implementation of stock option expensing outlined in Statement of Financial Accounting Standards No. 123R."

Spartech is scheduled to present to investors at the First Analysis Investment Conference in New York on November 17, 2005 and at the Morgan Stanley Small Cap Chemicals Roundtable also in New York on December 1, 2005.

SPARTECH CORPORATION
PREVIEW OF OPERATING RESULTS FOR FOURTH QUARTER


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The company will release its full fiscal 2005 results and conduct its fourth quarter conference call on Thursday, December 15, 2005. The conference call with investors and financial analysts will be hosted by George A. Abd and Randy C. Martin, Executive Vice President and CFO, and will begin at 11:00
AM EDT. Investors can listen to the call live via a Web cast by logging on to www.spartech.com, or via phone by dialing 888-632-5950 and requesting the Spartech conference call. International callers may dial 713-481-1320.

Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The company has 43 facilities located throughout the United States, Canada, Mexico, and Europe with sales of approximately $1.4 billion, annually.



Safe Harbor For Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events and expectations and include those containing such words as "expects," "will," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce including the impact of rising interest rates on the markets we serve; (b) material adverse changes in demand from the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (d) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas including future effects of the natural disasters that have caused price increases and supply problems in plastic resins; (e) our inability to manage or pass through an adequate level of increases in the cost of freight, utilities, or other conversion costs; (f) our inability to predict accurately the costs to be incurred or savings to be achieved in connection with announced production plant restructurings; (g) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (h) our inability to achieve operational efficiency goals or cost reduction initiatives; (i) our inability to develop and launch new products successfully; (j) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (k) weaknesses in internal controls; and (l) other risk factors summarized in reports we file with the Securities and Exchange Commission.

The company assumes no duty to update its forward-looking statements.

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